News Release
For Immediate Release

Contact: Sidney R. Brown, Chairman of the Board, Interim President and CEO
(856) 691-7700

SUN BANCORP, INC. AGREES TO HIRE THOMAS M. O’BRIEN AS PRESIDENT AND CHIEF EXECUTIVE OFFICER

VINELAND, N.J. – April 2, 2014 -- Sun Bancorp, Inc. (NASDAQ: SNBC) (the “Company”) announced today that the Company and its wholly owned subsidiary, Sun National Bank (the “Bank”), have agreed to hire Thomas M. O’Brien as the President and Chief Executive Officer of the Company and the Bank, subject to prior receipt of regulatory non-objection from the Federal Reserve Board and the Office of the Comptroller of the Currency.  Mr. O’Brien will serve as a consultant to the Board of Directors of the Bank and will not assume the duties and responsibilities of President and CEO until such regulatory non-objections are received.  Sidney R. Brown, Chairman of the Board of the Company, will continue to serve as Interim President and Chief Executive Officer until the time Mr. O’Brien becomes an employee.

Mr. O’Brien is an accomplished leader in the financial services industry with over 37 years of industry experience.  He has served on the board of BankUnited, Inc. since May 2012 and has extensive knowledge of the banking industry in the Northeastern U.S. Mr. O’Brien served as President and Chief Executive Officer of State Bank of Long Island/State Bancorp, Inc. from November 2006 to January 2012.  From 2000 to 2006, Mr. O’Brien was President and Chief Executive Officer of Atlantic Bank of NY and, following the acquisition of Atlantic Bank of NY by New York Commercial Bank, continued to serve as President and Chief Executive Officer during the post-closing transition.  From 1996 to 2000, Mr. O’Brien was Vice Chairman and a board member of North Fork Bank and North Fork Bancorporation, Inc.  From 1977 to 1996, Mr. O’Brien was Chairman, President and Chief Executive Officer of North Side Savings Bank.

Recognized as an industry thought leader, Mr. O’Brien served as a director of the Federal Home Loan Bank of New York from 2008 to 2012 and served as Chairman of NY Bankers Association in 2007.  He is currently Trustee and Chairman of the Audit Committee of Prudential Insurance Company of America $175 Billion Annuity Fund Complex, Vice-Chairman of the board and Chairman of the Finance Committee of Archcare and Catholic Healthcare Foundation for the Archdiocese of New York.

“We are pleased to have Tom O’Brien join us.  We expect he will be an effective catalyst to help complete the implementation of our ongoing regulatory compliance program, improve our regulatory standing and advance our growth as one of the largest commercial banking organizations in New Jersey,” said Brown. “We believe Tom O’Brien’s leadership will help us turn the corner, move forward, and begin to lay the foundation for a new era of operational stability, growth and profitability for our shareholders,” said Brown.

In commenting on his appointment, Mr. O’Brien stated “I look forward to joining Sun and believe that the opportunity for its prosperity has never been greater.  Sun enjoys the benefits of both scale and agility.  I believe that with an intense focus on finishing the remaining corrective initiatives to bring about the conclusion of the currently outstanding regulatory agreement, that Sun is very well positioned to succeed in the years ahead.  Initially, I will focus on comprehensively addressing these regulatory matters and thereafter begin to identify and build those businesses that represent the bank’s core competencies so that Sun can continue on its path toward sustainable profits and growth.  We will deliver on Sun’s potential for a strong regulatory compliance culture, stable earnings, strong asset quality and superior customer satisfaction.   As the management team works together with a vibrant and committed board of directors, Sun will be poised to set new standards for earnings consistency, operating efficiency and growth.”

“I will not only be joining Sun as its CEO but, more importantly, I will be joining as a significant shareholder.  As a consequence, my interests will be closely aligned with the long term interests of all shareholders and my ambition will be to build the value for them that they so richly deserve.”

Sun Bancorp, Inc. (NASDAQ: SNBC) is a $3.1 billion asset bank holding company headquartered in Vineland, New Jersey, with its executive offices located in Mt. Laurel, New Jersey. Its primary subsidiary is Sun National Bank, a full service commercial bank serving customers through 50-plus locations in New Jersey. Sun National Bank is an Equal Housing Lender and its deposits are insured up to the legal maximum by the Federal Deposit Insurance Corporation (FDIC). For more information about Sun National Bank and Sun Bancorp, Inc., visit www.sunnationalbank.com.

Cautionary Note Regarding Forward-Looking Statements

The foregoing material contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, concerning the financial condition, results of operations and business of the Company.  Forward-looking statements are statements that include projections, predictions, expectations or beliefs about events or results or otherwise are not statements of historical facts, including statements about completing the implementation of our ongoing regulatory compliance program, improving our regulatory standing, encouraging our growth as one of the largest commercial banking organizations in New Jersey, addressing the regulatory and other challenges facing the Bank and laying the foundation for a new era of operational stability, growth and profitability for our shareholders.  Actual results and trends could differ materially from those set forth in such statements and there can be no assurances that we will complete the implementation of our ongoing regulatory compliance program, improve our regulatory standing, grow as one of the largest commercial banking organizations in New Jersey, effectively address the regulatory and other challenges facing the Bank or lay the foundation for a new era of operational stability, growth and profitability for our shareholders.  We caution that such statements are subject to a number of uncertainties, including those detailed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Form 10-K for the fiscal year ended December 31, 2013 and in other filings made pursuant to the Securities Exchange Act of 1934, as amended.  Therefore, readers should not place undue reliance on any forward-looking statements.  The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.